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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2007

Hardinge Inc.
(Exact name of Registrant as specified in its charter)

New York	000-15760	16-0470200
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

One Hardinge Drive, Elmira, NY 14902
(Address of principal executive offices) (Zip Code)

(607) 734-2281
(Registrant's telephone number including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01     Entry Into a Material Definitive Agreement

              On April 19, 2007, Hardinge Inc., or the Company, entered into an underwriting agreement with Jefferies & Company, Inc., as representative of the several underwriters, pursuant to which the Company agreed to issue and sell 2,220,000 shares of the Company's common stock, par value $.01 per share, plus up to an additional 333,000 shares of common stock pursuant to the underwriters' option, at a price to the public of $23.50 per share. The offering of the 2,220,000 shares of the Company's common stock is expected to close on April 25, 2007, subject to customary conditions. Net proceeds from the offering, after deducting underwriting discounts and estimated offering expenses, are expected to be $48.6 million, or $55.9 million if the underwriters' overallotment option is exercised in full.

              The Company will use the net proceeds of the offering to repay amounts outstanding under its U.S. overdraft and revolving line of credit facilities. J.P. Morgan Securities Inc. is acting as co-manager of the offering. An affiliate of J.P. Morgan Securities Inc. is one of the lenders under the Company's revolving line of credit facility, and upon repayment of the line of credit in connection with the offering, such affiliate of J.P. Morgan Securities Inc. will receive its proportionate share of the amount repaid.

ITEM 9.01      Financial Statement and Exhibits

             (d) The following exhibits are filed herewith:
Exhibit No.	Description

1.1	Underwriting Agreement, dated as of April 19, 2007, between Hardinge Inc. and Jefferies & Company, Inc., as representative of the several underwriters.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: April 23, 2007	HARDINGE INC. Registrant By:/s/ CHARLES R. TREGO, JR. Charles R. Trego, Jr. Senior Vice President and Chief Financial Officer